Amended and Restated
Schedule A
to the
Distribution Agreement
by and between
Commonwealth International Series Trust
and
UMB Distribution Services, LLC

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

Name of Funds

Commonwealth International Series Trust

Commonwealth Australia/New Zealand Fund
Commonwealth Japan Fund
Commonwealth Global Fund
Commonwealth Real Estate Securities Fund
Africa Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Distribution Agreement between Commonwealth International Series Trust and UMB Distribution Services, LLC, effective as of the 1st day of November, 2011.

UMB DISTRIBUTION SERVICES, LLC	COMMONWEALTH INTERNATIONAL
SERIES TRUST

By: /s/ Robert J. Tuszynski	By: /s/ Robert Scharar

Title: President	Title: President